Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of May 17, 2021 (this “Agreement”), is entered into by and between PS Business Parks, Inc., a California corporation (“PS Business Parks (CA)”), and PS Business Parks Sub, Inc., a Maryland corporation (“PS Business Parks (MD)”). PS Business Parks (CA) and PS Business Parks (MD) are hereinafter sometimes collectively referred to as the “Constituent Corporations.”

WITNESSETH:

WHEREAS, PS Business Parks (CA) is a corporation duly organized and existing under the laws of the State of California;

WHEREAS, PS Business Parks (MD) is a corporation duly organized and existing under the laws of the State of Maryland and is a wholly-owned subsidiary of PS Business Parks (CA);

WHEREAS, PS Business Parks (CA) has authority to issue (i) 100,000,000 shares of common stock, par value $0.01 per share (“PS Business Parks (CA) Common Stock”), of which 27,488,684 shares are issued and outstanding, (ii) 100,000,000 shares of equity stock, par value $0.01 per share, of which no shares are issued and outstanding, and (iii) 50,000,000 shares of preferred stock, par value $0.01 per share, of which 7,590 shares have been designated as “5.20% Cumulative Preferred Stock, Series W,” 9,200 shares have been designated as “5.25% Cumulative Preferred Stock, Series X,” 8,000 shares have been designated as “5.20% Cumulative Preferred Stock, Series Y,” and 13,000 shares have been designated as “4.875% Cumulative Preferred Stock, Series Z.”

WHEREAS, PS Business Parks (MD) as of the date hereof has authority to issue 1,000 shares of common stock, par value $0.01 per share (“PS Business Parks (MD) Common Stock”), of which 1,000 shares are issued and outstanding and owned by PS Business Parks (CA);

WHEREAS, the respective boards of directors of PS Business Parks (CA) and PS Business Parks (MD) have determined that it is advisable and in the best interests of such corporations and their stockholders that PS Business Parks (CA) merge with and into PS Business Parks (MD) with PS Business Parks (MD) surviving upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the purpose of the Merger (as defined below) is, among other things, to change the state of incorporation of the PS Business Parks (CA) to enable it to avail itself of the advantages that the corporate laws of the State of Maryland afford to companies incorporated in Maryland;

WHEREAS, PS Business Parks (MD) is a newly formed corporation organized to effect the Merger (as defined below) and, prior to such transaction, shall hold no assets other than those incident to its formation;

WHEREAS, for United States federal income tax purposes, the parties hereto intend the Merger (as defined below) to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder;

WHEREAS, the board of directors of PS Business Parks (CA) has approved this Agreement in accordance with the California Corporations Code (the “CGCL”); and

WHEREAS, the board of directors of PS Business Parks (MD) has approved this Agreement by execution of a written consent in accordance with Section 2-505 of the Maryland General Corporation Law (the “MGCL”) and recommended that PS Business Parks (CA), in its capacity as the sole stockholder of PS Business Parks (MD), approve the merger contemplated hereby, and PS Business Parks (CA) in such capacity has approved the merger;

NOW, THEREFORE, in consideration of the premises and mutual agreements and covenants herein contained, PS Business Parks (CA) and PS Business Parks (MD) hereby agree as follows:

1.    Merger; Effective Time.    PS Business Parks (CA) shall be merged with and into PS Business Parks (MD) (the “Merger”) in accordance with Section 1108 of the CGCL and Section 3-102 of the MGCL such that PS Business Parks (MD) shall be the surviving corporation (hereinafter sometimes referred to as the “Surviving Corporation”). Provided the conditions set forth in Section 12 of this Agreement have been satisfied, PS Business Parks (CA) and PS Business Parks (MD) will, at such time as they deem advisable, cause Articles of Merger (the “Articles of Merger”) complying with Section 3-109 of the MGCL executed and acknowledged on behalf of PS Business Parks (MD) and PS Business Parks (CA) in accordance with the requirements of the MGCL to be filed with the State Department of Assessments and Taxation of Maryland and a copy of such Articles of Merger to be filed with the Secretary of State of the State of California in accordance with the Section 1108 of the CGCL. The Merger shall become effective as the acceptance for record of the Articles of Merger by the SDAT, or such later time as is specified in the Articles of Merger (not to exceed thirty (30) days from the date the Articles of Merger are accepted for record by the SDAT), provided that a copy of the Articles of Merger have been filed with the Secretary of State of the State of California (the “Effective Time”).

2.    Governing Documents.    Pursuant to the merger and in accordance with the MGCL, the charter of PS Business Parks (MD) shall be amended and restated in the form attached hereto as Exhibit A, including the change of the name of the surviving corporation to “PS Business Parks, Inc.”, and as so amended and restated shall be the charter of the Surviving Corporation without change or amendment until thereafter amended in accordance with the provisions thereof and applicable law. The Bylaws in the form attached hereto as Exhibit B shall be the Bylaws of the Surviving Corporation without change or amendment until thereafter amended in accordance with the provisions thereof and applicable law.

3.    Directors.    The persons who are directors of PS Business Parks (CA) immediately prior to the Effective Time shall, after the Effective Time, be the directors of the Surviving Corporation, without change until their successors have been duly elected and qualified in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

4.    Officers.    The persons who are officers of PS Business Parks (CA) immediately prior to the Effective Time shall, after the Effective Time, be the officers of the Surviving Corporation, without change until their successors have been duly elected and qualified in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

5.    Succession.    The Merger shall have the effects specified in the CGCL and the MGCL and, at the Effective Time, the separate corporate existence of PS Business Parks (CA) shall cease and (i) all the rights, privileges, powers and franchises of a public and private nature of each of the Constituent Corporations, subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; (ii) all assets, property, real, personal and mixed, belonging to each of the Constituent Corporations; and (iii) all debts due to each of the Constituent Corporations on whatever account, including stock subscriptions and all other things in action, in each case, shall succeed to, be vested in and become the property of the Surviving Corporation without any further act or deed as they were of the respective Constituent Corporations. The title to any real estate vested by deed or otherwise and any other asset, in either of such Constituent Corporations, shall not revert or be in any way impaired by reason of the Merger, but all rights of creditors and all liens upon any property of PS Business Parks (CA) shall be preserved unimpaired. To the extent permitted by law, any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted as if the Merger had not taken place. All debts, liabilities and duties of the respective Constituent Corporations shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it. All corporate acts, plans, policies, agreements, arrangements, approvals and authorizations of PS Business Parks (CA), its stockholders, board of directors and committees thereof, officers and agents that were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, agreements, arrangements, approvals and authorizations of the Surviving Corporation and shall be as effective and binding thereon as the same were with respect to PS Business Parks (CA). The employees and agents of PS Business Parks (CA) shall become the employees and agents of the Surviving Corporation and continue to be entitled to the same rights and benefits that they enjoyed as employees and agents of PS Business Parks (CA).

6.    Further Assurances.    From time to time, as and when required by the Surviving Corporation or by its successors or assigns, there shall be executed and delivered on behalf of PS Business Parks (CA) such deeds and other instruments, and there shall be taken or caused to be taken by it all such further and other action, as shall be appropriate, advisable or necessary in order to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of PS Business Parks (CA), and otherwise to carry out the purposes of this Agreement. The officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of PS Business Parks (CA) or otherwise, to take any and all such action and to execute and deliver any and all such deeds and other instruments.

7.    Conversion of Shares.     At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

(i)    each share of PS Business Parks (CA) Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into one (1) validly issued, fully paid and nonassessable share of PS Business Parks (MD) Common Stock;

(ii)    each share of PS Business Parks (MD) Common Stock issued and outstanding immediately prior to the Effective Time and held by PS Business Parks (CA) shall be cancelled, without any consideration being issued or paid therefor, and shall resume the status of authorized and unissued shares of PS Business Parks (MD) Common Stock, and no shares of PS Business Parks (MD) Common Stock or other securities of the Surviving Corporation shall be issued in respect thereof;

(iii)    each share of 5.20% Cumulative Preferred Stock, Series W, par value $0.01 per share, of PS Business Parks (CA) issued and outstanding immediately prior to the Effective Time shall be automatically converted into one (1) validly issued, fully paid and nonassessable share of 5.20% Cumulative Preferred Stock, Series W, par value $0.01 per share, of PS Business Parks (MD), and, in accordance with Section 4.6 of the applicable Deposit Agreement creating the Depositary Shares, each Depositary Share representing 1/1,000 of a share of 5.20% Cumulative Preferred Stock, Series W, of PS Business Parks (CA) shall thereafter represent one (1) validly issued, fully paid and nonassessable Depositary Share representing 1/1,000 of a share of 5.20% Cumulative Preferred Stock, Series W, of PS Business Parks (MD);

(iv)    each share of 5.25% Cumulative Preferred Stock, Series X, par value $0.01 per share, of PS Business Parks (CA) issued and outstanding immediately prior to the Effective Time shall be automatically converted into one (1) validly issued, fully paid and nonassessable share of 5.25% Cumulative Preferred Stock, Series X, par value $0.01 per share, of PS Business Parks (MD), and, in accordance with Section 4.6 of the applicable Deposit Agreement creating the Depositary Shares, each Depositary Share representing 1/1,000 of a share of 5.25% Cumulative Preferred Stock, Series X, of PS Business Parks (CA) shall thereafter represent one (1) validly issued, fully paid and nonassessable Depositary Share representing 1/1,000 of a share of 5.25% Cumulative Preferred Stock, Series X, of PS Business Parks (MD);

(v)    each share of 5.20% Cumulative Preferred Stock, Series Y, par value $0.01 per share, of PS Business Parks (CA) issued and outstanding immediately prior to the Effective Time shall be automatically converted into one (1) validly issued, fully paid and nonassessable share of 5.20% Cumulative Preferred Stock, Series Y, par value $0.01 per share, of PS Business Parks (MD), and, in accordance with Section 4.6 of the applicable Deposit Agreement creating the Depositary Shares, each Depositary Share representing 1/1,000 of a share of 5.20% Cumulative Preferred Stock, Series Y, of PS Business Parks (CA) shall thereafter represent one (1) validly issued, fully paid and nonassessable Depositary Share representing 1/1,000 of a share of 5.20% Cumulative Preferred Stock, Series Y, of PS Business Parks (MD); and

(vi)    each share of 4.875% Cumulative Preferred Stock, Series Z, par value $0.01 per share, of PS Business Parks (CA) issued and outstanding immediately prior to the Effective Time shall be automatically converted into one (1) validly issued, fully paid and nonassessable share of 4.875% Cumulative Preferred Stock, Series Z, par value $0.01 per share, of PS Business Parks (MD), and, in accordance with Section 4.6 of the applicable Deposit Agreement creating the Depositary Shares, each Depositary Share representing 1/1,000 of a share of 4.875% Cumulative Preferred Stock, Series Z, of PS Business Parks (CA) shall thereafter represent one (1) validly issued, fully paid and nonassessable Depositary Share representing 1/1,000 of a share of 4.875% Cumulative Preferred Stock, Series Z, of PS Business Parks (MD).

8.     Conversion of Plans.     At the Effective Time, PS Business Parks (MD) will assume and continue all of PS Business Parks (CA)’s stock option plans and agreements, including but not limited to the PS Business Parks, Inc. 2012 Equity and Performance-Based Incentive Compensation Plan, and the outstanding and unexercised portions of all options, warrants and rights to buy PS Business Parks (CA) Common Stock will become options, warrants or rights for the same number of shares of PS Business Parks (MD)Common Stock with no other changes in the terms and conditions of such options, warrants or rights, including exercise prices, and effective upon the Effective Time, PS Business Parks (MD) hereby assumes the outstanding and unexercised portions of such options, warrants and rights and the obligations of PS Business Parks (CA) with respect thereto. Prior to the Effective Time, PS Business Parks (CA) or its board of directors or a committee thereof, as applicable, shall pass resolutions and take any actions as are necessary to effectuate the provisions of this Section 8.

9.    Stock Certificates.    Upon and after the Effective Time, any and all of the outstanding certificates which prior to that time represented shares of PS Business Parks (CA) Common Stock will be deemed for all purposes to evidence ownership of and to represent the shares of PS Business Parks (MD) Common Stock into which the shares of PS Business Parks (CA) represented by such certificates have been converted as herein provided. The registered owner on the books and records of PS Business Parks (CA) or its transfer agent of any such outstanding stock certificate will, until such certificate is surrendered for transfer or conversion or otherwise accounted for to PS Business Parks (MD) or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividend and other distributions upon, the shares of PS Business Parks (MD) Common Stock.

10.    Fractional Shares.    No fractional shares of PS Business Parks (MD) Common Stock shall be issued upon the conversion of any shares of PS Business Parks (CA) Common Stock.

11.    Certain Common Stock Rights.    All shares of PS Business Parks (MD) Common Stock into which shares of PS Business Parks (CA) Common Stock shall have been converted pursuant to this Agreement shall be deemed to have been issued in full satisfaction of all rights pertaining to such converted shares. At the Effective Time, the holders shares of PS Business Parks (CA) Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such stock, and their sole rights shall be with respect to PS Business Parks (MD) Common Stock into which their shares of PS Business Parks (CA) Common Stock have been converted as provided in this Agreement. At the Effective Time, the stock transfer books of PS Business Parks (CA) shall be closed, and no transfer of shares of PS Business Parks (CA) Common Stock outstanding immediately prior to the Effective Time shall thereafter be made or consummated.

12.    Conditions.    Consummation of the Merger and related transactions is subject to satisfaction of the following conditions prior to the Effective Time:

(i)    The Merger must have been approved by the requisite vote of stockholders of PS Business Parks (CA) and all other necessary action must have taken place to authorize the execution, delivery and performance of this Agreement by PS Business Parks (CA) and PS Business Parks (MD).

(ii)     All regulatory approvals necessary in connection with the consummation of the Merger and the transactions contemplated thereby must have been obtained.

13.    Section 16.    The boards of directors of PS Business Parks (CA) and PS Business Parks (MD), or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Securities Exchange Act of 1934 (the “Exchange Act”)), shall take all such steps as may be required to cause any dispositions of or other transactions in PS Business Parks (CA) Common Stock and any acquisitions of or other transactions in PS Business Parks (MD) Common Stock pursuant to the transactions contemplated by this Agreement by any person who is an officer or director of PS Business Parks (CA) or PS Business Parks (MD), respectively, subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to PS Business Parks (CA) or PS Business Parks (MD), respectively, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

15.    Termination; Amendment.    This Agreement may be terminated and the Merger abandoned or deferred by either PS Business Parks (CA) or PS Business Parks (MD) by appropriate resolution of the board of directors of either PS Business Parks (CA) or PS Business Parks (MD) at any time prior to the Effective Time notwithstanding approval of this Agreement by the stockholders of PS Business Parks (CA) or PS Business Parks (MD), or both, if circumstances arise which, in the opinion of the board of directors of PS Business Parks (CA) or PS Business Parks (MD) make the Merger inadvisable or such deferral of the time of consummation of the Merger advisable. Subject to applicable law and subject to the rights of the stockholders to approve any amendment that would have a material adverse effect on the stockholders, this Agreement may be amended, modified or supplemented by written agreement of the parties hereto at any time prior to the Effective Time with respect to any of the terms contained herein.

16.    Counterparts.    This Agreement may be executed in one or more counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

17.    Descriptive Headings.    The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

18.    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland, without giving effect to the choice or conflict of law provisions contained therein to the extent that the application of the laws of another jurisdiction will be required thereby.

19.    Plan of Reorganization.    This Agreement is hereby adopted as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g). Each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code.

[Signatures follow on the next page]

IN WITNESS WHEREOF, PS Business Parks (CA) and PS Business Parks (MD) have caused this Agreement to be executed and delivered as of the date first written above.

PS Business Parks, Inc., a California corporation

By:	/s/ Dan M. Chandler, III
	Name:	Dan M. Chandler, III
	Title:	President and Chief Executive Officers

PS Business Parks Sub, Inc., a Maryland corporation

By:	/s/ Dan M. Chandler, III
	Name:	Dan M. Chandler, III
	Title:	President and Chief Executive Officers

[Signature Page to Agreement and Plan of Merger]